FIFTH AMENDMENT TO

AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is entered into as of March 6, 2024 (the “Amendment”), by and between Advisers Investment Trust (the “Trust”) on behalf of the series managed by Independent Franchise Partners, LLP and listed on Schedule D to the Administration Agreement (as defined below), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation.

WHEREAS, the Trust and Northern are party to an Amended and Restated Fund Administration and Accounting Services Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), wherein Northern agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Administration Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Administration Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)

Effective as of the Effective Date, Schedule B (Fund Administration Services) of the Agreement shall be amended by inserting the following new bullet point at the end of such schedule under the section titled “Description of Administration Services on a Continuous Basis”.

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In connection with the preparation of the Form N-CSR, prepare and coordinate filing with the SEC of the semi-annual and annual TSRs for each applicable share class, inclusive of the required tagging requirements, and facilitate delivery of the TSR output to client or client’s applicable vendor(s) as agreed with the Funds.

(b)	Effective as of the Effective Date, Schedule A (Fees and Expenses) of the Agreement shall be amended by inserting the following new charge at the end of the section titled “Other Charges”.

TSR Reporting and Filing

•	$2,000 per share class, per annum[1,2]

[1]	The fee applicable to a given fund will be capped at a maximum of 4 share classes.

[2]	The annual fee will be billed in equal installments on a monthly basis beginning June 1, 2024.

(c)	Effective as of the Effective Date, Schedule A (Fees and Expenses) of the Agreement shall be amended by replacing the heading “Minimum Fees” with the following heading and footnote.

Minimum Fees:*

*	The minimum fee is exclusive of any “Other Charges”.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Administration Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Administration Agreement in the Administration Agreement and all schedules thereto shall mean and be a reference to the Administration Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Liz Gierhahn
Name: Liz Gierhahn
Title: Vie President

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